Execution Version

PURCHASE AND SALE AGREEMENT

US 3405311v.11
Dated as of June 16, 2015

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Definitions 2
ARTICLE II
THE PURCHASE AND SALE

Section 2.1	Purchase and Sale of 100% of the Shares of Seadrill Polaris 6

Section 2.2	Reduction to Earn Out for Taxes 6

Section 2.3	Closing 6

Section 2.4	Working Capital Purchase Price Adjustment 6

Section 2.5	Satisfaction of Intercompany Receivables 6

Section 2.6	Withholding Taxes 7

Section 2.7	Liquidation of Remaining Earn Out 7
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SEADRILL

Section 3.1	Representations and Warranties 7
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SEADRILL OPERATING

Section 4.1	Representations and Warranties 12
ARTICLE V
PRE-CLOSING MATTERS

Section 5.1	Covenants of Seadrill Prior to the Closing Date 13

Section 5.2	Covenant of Seadrill Operating Prior to the Closing Date 14
ARTICLE VI
CONDITIONS OF CLOSING

Section 6.1	Conditions of the Parties 14

Section 6.2	Conditions of Seadrill 15

Section 6.3	Conditions of Seadrill Operating 15
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1	Termination of this Agreement 16

Section 7.2	Amendments and Waivers 16

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ARTICLE VIII
INDEMNIFICATION

Section 8.1	Indemnification by Seadrill 16

Section 8.2	Limitations Regarding Indemnification 17

Section 8.3	Indemnification by Seadrill Operating 17
ARTICLE IX
FURTHER ASSURANCES

Section 9.1	Further Assurances 18

Section 9.2	Power of Attorney 18
ARTICLE X
MISCELLANEOUS

Section 10.1	Survival of Representations and Warranties 19

Section 10.2	Headings; References, Interpretation 19

Section 10.3	Successors and Assigns 20

Section 10.4	No Third Party Rights 20

Section 10.5	Counterparts 20

Section 10.6	Governing Law 20

Section 10.7	Severability 20

Section 10.8	Deed; Bill of Sale; Assignment 21

Section 10.9	Integration 21

Schedule A    Insurance Policies
Schedule B    Vessel Registration and Classification

Exhibit A        Form of Seadrill Operating LP Note

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 16, 2015, is made by and among Seadrill Limited, a Bermuda exempted company (“Seadrill”), Seadrill Operating LP, a Marshall Islands limited partnership (“Seadrill Operating”), and Seadrill Polaris Ltd., a Bermuda exempted company (“Seadrill Polaris”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seadrill Polaris, is the record owner of the drillship, the West Polaris;
WHEREAS, Seadrill is the record owner of all of the equity interests in Seadrill Polaris;
WHEREAS, the West Polaris is subject to a contract for offshore drilling services, dated January 10, 2007, between Seadrill Offshore AS and Esso Exploration Inc., as amended by Amendments No. 1 through No. 12 thereto and as assigned to ExxonMobil Deepwater Rig BV (“Exxon”) and as novated to Seadrill Polaris Ltd. (the resulting drilling contract following such assignment and novation, the “West Polaris Drilling Contract”); and
WHEREAS, pursuant to this Agreement, on the Closing Date (as defined in Section 2.3), Seadrill will sell and transfer to Seadrill Operating, and Seadrill Operating will purchase from Seadrill, 100% of the shares of Seadrill Polaris, in exchange for (i) $204.0 million in cash, (ii) the issuance by Seadrill Operating of a $50 million promissory note to Seadrill substantially in the form of Exhibit A hereto (the “Seadrill Operating Note”) and (iii) subject to Section 2.2, payment by Seadrill Polaris of (a) an amount per day equal to (x) the sum of the contracted operating day rate (net of the per day amount of any Commissions (as defined in Section 1.1)) plus the per day amount of any bonuses less $450,000, which sum shall be multiplied by (y) the percentage of the operating day rate actually earned and received by the West Polaris (such percentage, the “Economic Utilization”) for each day after the Closing through the remaining term, without extension, of the West Polaris Drilling Contract as in effect on the date of this Agreement (the “Initial Earn Out”) and (b) 50% of an amount per day equal to (x) the sum of any contracted operating day rate (net of the per day amount of any Commissions) plus the per day amount of any bonuses less $450,000, which sum shall be multiplied by (y) the Economic Utilization for any day after the expiration of the term of the existing West Polaris Drilling Contract and prior to the Earn Out Termination Date (as defined in Section 1.1) (such amount, the “Subsequent Earn Out” and together with the Initial Earn Out, the “Earn Out”).
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I

DEFINITIONS
Section 1.1    Definitions. The following defined terms will have the meanings given below:
“1934 Act Filings” means the filings made with the Securities and Exchange Commission under the Securities Exchange Act of 1934 by Seadrill.
“Agreement” means this Purchase and Sale Agreement.
“Closing Date” has the meaning set forth in Section 2.3.
“Commissions” means all payments to Grupo Simples Oil Ltda. in connection with the West Polaris Drilling Contract or any Replacement Drilling Contract and all similar payments to any other Person in their role as an agent or local representative in connection with the West Polaris Drilling Contract or any Replacement Drilling Contract.
“Covered Assets” has the meaning set forth in Section 8.1(b).
“Covered Environmental Losses” means all Losses suffered or incurred by Seadrill Operating by reason of, arising out of or resulting from:
(a)    any violation or correction of violation of Environmental Laws with regard to the ownership or operation by Seadrill or Seadrill Polaris of the Covered Assets; or
(b)    any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by Seadrill or Seadrill Polaris of the Covered Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Covered Assets or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Covered Assets), including, without limitation, the reasonable and documented cost and expense of (i) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation complained of under clause (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”
“Earn Out” has the meaning set forth in the Recitals of this Agreement.
“Earn Out Liquidation Amount” has the meaning set forth in Section 2.7.
“Earn Out Termination Date” means March 1, 2025.
“Economic Utilization” has the meaning set forth in the Recitals of this Agreement.
“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.
“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.
“Exxon” has the meaning set forth in the Recitals of this Agreement.
“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.
“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under

Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any radioactive material; and (e) any asbestos‑containing materials in a friable condition.
“Initial Earn Out” has the meaning set forth in the Recitals of this Agreement.
“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:
(a)    an order has been made or an effective resolution passed or other proceedings or actions taken (including the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or
(b)    it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or
(c)    any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.
“Laws” has the meaning set forth in Section 3.1(c).
“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity.
“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.
“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or governmental authority.
“Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.
“Replacement Drilling Contract” means any contract for offshore drilling services to which the West Polaris is subject entered into after the West Polaris Drilling Contract terminates, as such contract may be amended, supplemented or otherwise modified from time to time. The West Polaris Drilling Contract shall be deemed to be a Replacement Drilling Contract if any amendment, supplement, modification, or amendment and restatement thereof renews such contract for an additional term or extends the term of such contract beyond the West Polaris Drilling Contract termination date in effect on the date of this Agreement with such Replacement Drilling Contract deeming to be effective as of the first day of such renewal or additional term.
“Rig Financing Agreements” means the West Polaris Credit Facility and any documents related thereto.
“Seadrill” has the meaning set forth in the opening paragraph of this Agreement.
“Seadrill Attorney-in-Fact” has the meaning set forth in Section 9.2(b).
“Seadrill Indemnitees” has the meaning set forth in Section 8.3 of this Agreement.
“Seadrill Operating” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Operating Attorney-in-Fact” has the meaning set forth in Section 9.2(a) of this Agreement.
“Seadrill Operating Indemnitees” has the meaning set forth in Section 8.1 of this Agreement.
“Seadrill Operating Note” has the meaning set forth in the Recitals of this Agreement.
“Seadrill Operating Partnership Agreement” has the meaning set forth in Section 4.1(c) of this Agreement.
“Seadrill Partners” means Seadrill Partners LLC, a Marshall Islands limited liability company.
“Seadrill Polaris” has the meaning set forth in the opening paragraph of this Agreement.
“Seadrill Polaris Attorney-in-Fact” has the meaning set forth in Section 9.2(c) of this Agreement.
“Subsequent Earn Out” has the meaning set forth in the Recitals of this Agreement.
“Taxes” means all income, gross revenue, deemed profit, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any governmental authority and all interest and penalties thereon.
“Transferred Subsidiary Contracts” has the meaning set forth in Section 3.1(o) of this Agreement.
“WC Purchase Price Adjustment” has the meaning set forth in Section 2.4(a) of this Agreement.
“West Polaris Credit Facility” means the $420 million Term Loan and Revolving Credit Facilities Agreement originally dated December 28, 2012 as amended pursuant to amendment agreements dated February 28, 2014, October 31, 2014 and December 29, 2014 and as may be further amended and restated as of the Closing Date, among Seadrill Polaris, as borrower, Seadrill, as guarantor, and the banks and financial institutions listed therein as lenders, and DNB Bank ASA, as agent.
“West Polaris Drilling Contract” has the meaning set forth in the Recitals of this Agreement.
Article II

THE PURCHASE AND SALE
On the Closing Date, the Parties agree that the following transactions shall be completed in the order set forth below.

Section 2.1    Purchase and Sale of 100% of the Shares of Seadrill Polaris. Seadrill shall sell and transfer to Seadrill Operating, and Seadrill Operating shall purchase from Seadrill, 100% of the shares of Seadrill Polaris, in exchange for %3. $204.0 million in cash, %3. the issuance by Seadrill Operating to Seadrill of the Seadrill Operating Note and %3. subject to Section 2.2, payment by Seadrill Polaris of the Earn Out. The Earn Out shall be due and payable by Seadrill Polaris to Seadrill within 30 days following the end of each month with respect to all Earn Out amounts for such month. All payment obligations of Seadrill Polaris under this Agreement with respect to the Earn Out shall rank pari passu with all other ordinary debt of Seadrill Polaris, but shall be subordinated in all respects to, and rank after, all payment obligations of Seadrill Polaris under the West Polaris Credit Facility and the Finance Documents referred to therein.
Section 2.2    Reduction to Earn Out for Taxes. The amount of the Earn Out payable hereunder shall be reduced by any Taxes imposed on Seadrill Polaris attributable to the revenue corresponding to the Earn Out. The amount of Taxes imposed on Seadrill Polaris attributable to the revenue corresponding to the Earn Out shall be calculated as the excess of the Taxes actually owed by Seadrill Polaris over the Taxes that would have been owed by Seadrill Polaris if its revenues had been reduced by the amount of the Earn Out. For months in which the amount of Taxes imposed on Seadrill Polaris attributable to the revenue corresponding to the Earn Out cannot be calculated with certainty (e.g., for months not corresponding to the end of the taxable period for Taxes not based solely on revenue), an estimate of that amount shall be made with a true-up of the estimated amounts made in the succeeding month in which the amount of such Taxes can be finally determined. For the avoidance of doubt, (i) any withholding taxes imposed on a payment of the Earn Out are addressed under Section 2.6 below, not this Section, such that there shall be a single reduction in the amount of the Earn Out for withholding taxes and (ii) there shall be no reduction in the Earn Out for any Taxes imposed on Seadrill Polaris that are not attributable to its revenue (e.g., payroll taxes).
Section 2.3    Closing. On the terms and subject to the conditions of this Agreement, the purchase and sale set forth in Section 2.1 shall take place within 30 days after the date hereof, or on such other date as may be agreed upon by the Parties (the “Closing Date”).
Section 2.4    Working Capital Purchase Price Adjustment.
(a)    The Purchase Price shall be increased or decreased by an amount equal to the amount by which all net working capital (excluding deferred revenue (if any), inventory, financing charges and debt and including the long-term portion of related party receivables and payables) reflected on the books and records as of the Closing Date of Seadrill Polaris either exceeds or is less than $20.0 million (the “WC Purchase Price Adjustment”).
(b)    Within 90 days following the Closing Date, Seadrill and Seadrill Operating shall agree on the amount of the WC Purchase Price Adjustment pursuant to Section 2.4(a), and Seadrill and Seadrill Operating shall make settlement of the WC Purchase Price Adjustment within 30 days thereafter.
Section 2.5    Satisfaction of Intercompany Receivables. Except for any obligations that constitute working capital amounts that will be settled pursuant to Section 2.4, Seadrill hereby agrees that, Seadrill shall arrange for the extinguishment of the obligations of Seadrill Polaris by settlement or any other manner in Seadrill’s sole discretion, in relation to all amounts payable to Seadrill and its subsidiaries by Seadrill Polaris.
Section 2.6    Withholding Taxes. Seadrill Operating and Seadrill Polaris may reduce any payment of the Purchase Price, including the Earn Out, and any WC Purchase Price Adjustment, for any applicable withholding taxes (without gross up) and Seadrill shall indemnify Seadrill Operating and Seadrill Polaris and any of their applicable withholding agents for any withholding taxes required to be or have been withheld or deducted from a payment to Seadrill with respect to the Purchase Price, including the Earn Out, and any WC Purchase Price Adjustment.
Section 2.7    Liquidation of Remaining Earn Out. If Seadrill Polaris receives compensation from (i) the sale or other disposition of the West Polaris, (ii) damage to or loss of the West Polaris, or (iii) the termination of a drilling services contract relating to the West Polaris, Seadrill Polaris shall owe Seadrill an amount representing a liquidation of the remaining Earn Out (the “Earn Out Liquidation Amount”). Seadrill and Seadrill Polaris shall negotiate in good faith to determine the amount of the Earn Out Liquidation Amount with that amount calculated as the then-present value of the estimated remaining Earn Out payments due under Section 2.1(c). In determining this amount, the parties shall consider (i) the market conditions in existence at the time of the sale/disposition, damage/loss or termination, including the then-recent history of Earn Out payments actually owed, (ii) reasonable estimates for future market conditions for rigs comparable to the West Polaris, and (iii) the amount actually received by Seadrill Polaris. The Earn Out Liquidation shall be due and payable by Seadrill Polaris to Seadrill within 90 days following the receipt of sale proceeds, receipt of insurance proceeds or receipt of termination payments, as applicable. The Earn Out Liquidation Amount shall be subject to Section 2.2 (calculated based on any Taxes owed by Seadrill Polaris on the compensation it receives relating to the West Polaris) and Section 2.6. For the avoidance of doubt, no Earn Out Liquidation Amount is owed by Seadrill Polaris if the sale/disposition, damage/loss or termination occurs after the Earn Out Termination Date. In addition, no Earn Out Liquidation Amount is owed by Seadrill Polaris if the compensation received by Seadrill Polaris is based on the original building cost or replacement cost of the West Polaris (e.g., hull and machinery coverage), not its income production.
Article III

REPRESENTATIONS AND WARRANTIES OF SEADRILL
Section 3.1    Representations and Warranties. Seadrill hereby represents and warrants to Seadrill Operating, as of the date hereof and as of the Closing Date, as to itself and as to Seadrill Polaris and the West Polaris, as the case may, be that:
(a)    Each of Seadrill and Seadrill Polaris has been duly formed or incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted and, in the case of Seadrill, as described in its 1934 Act Filings. No Insolvency Event has occurred with respect to Seadrill or Seadrill Polaris and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;
(b)    Each of Seadrill and Seadrill Polaris has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seadrill and Seadrill Polaris and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by Seadrill and Seadrill Polaris pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of Seadrill and Seadrill Polaris, and this Agreement has been duly executed and delivered by Seadrill and Seadrill Polaris and constitutes a legal, valid and binding obligation of Seadrill and Seadrill Polaris, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(c)    The execution, delivery and performance by Seadrill and Seadrill Polaris, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the memorandum of association, bye-laws or other organizational documents of Seadrill or Seadrill Polaris; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Seadrill or Seadrill Polaris is a party or is subject or by which any of the assets or properties of Seadrill or Seadrill Polaris may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court (“Laws”); or (iv) the West Polaris Drilling Contract or any material provision of any material contract to which Seadrill or Seadrill Polaris is a party or by which the assets of Seadrill or Seadrill Polaris are bound;
(d)    Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by Seadrill of this Agreement or the consummation by Seadrill and Seadrill Polaris of the transactions contemplated hereunder, and any consents required for the transfer or assignment of the West Polaris Drilling Contract have been duly obtained;
(e)    As of the date hereof, Seadrill owns, directly or indirectly, all of the outstanding shares of Seadrill Polaris and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Rig Financing Agreements and applicable securities laws;
(f)    All of the issued and outstanding shares of Seadrill Polaris have been duly authorized and are validly issued in accordance with its memorandum of association, bye-laws or other organizational documents and are fully paid and non‑assessable;
(g)    There are not outstanding (i) any options, warrants or other rights to purchase any equity interests of Seadrill Polaris, (ii) any securities convertible into or exchangeable for equity interests of Seadrill Polaris, or (iii) any other commitments of any kind for the issuance of equity interests of Seadrill Polaris or options, warrants or other securities of Seadrill Polaris;
(h)    There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person other than Seadrill Operating to acquire any assets of Seadrill Polaris;
(i)    Correct and complete copies of the organizational documents of Seadrill Polaris (as amended to the date of this Agreement), and the West Polaris Drilling Contract have been made available to Seadrill Operating, and no amendments will be made to any such organizational documents prior to the Closing Date without the prior written consent of Seadrill Operating (such consent not to be unreasonably withheld);
(j)    Correct and complete copies of the Rig Financing Agreements have been made available to Seadrill Operating. Each Rig Financing Agreement is a valid and binding agreement of Seadrill Polaris, enforceable against Seadrill Polaris in accordance with its terms and, to the knowledge of Seadrill, each of the Rig Financing Agreements is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(k)    The West Polaris Drilling Contract is a valid and binding agreement of Seadrill Polaris and is enforceable against Seadrill Polaris in accordance with its terms and, to the knowledge of Seadrill, the West Polaris Drilling Contract is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(l)    Seadrill Polaris has fulfilled all material obligations required pursuant to the West Polaris Drilling Contract to have been performed by it prior to the date of this Agreement and has not waived any material rights thereunder; and no material default or breach exists in respect thereof on its part or, to Seadrill’s knowledge, any of the other parties thereto and, to Seadrill’s knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;
(m)    Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of a drillship of the same type as the West Polaris in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) with respect to Seadrill Polaris, or claims against Seadrill Polaris or any of the assets owned by Seadrill Polaris, including the West Polaris, other than those arising under or in connection with Rig Financing Agreements and the West Polaris Drilling Contract.

(n)    Seadrill has disclosed to Seadrill Operating all material information on, and about, each of Seadrill Polaris and the West Polaris and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from any materials provided by Seadrill to Seadrill Polaris in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading;
(o)    Seadrill has disclosed to Seadrill Operating all material contracts and agreements, written or oral, to which Seadrill Polaris is a party or by which any of its assets are bound, including the West Polaris Drilling Contract and the West Polaris Credit Facility (the “Transferred Subsidiary Contracts”);
(p)    Each of the Transferred Subsidiary Contracts is a valid and binding agreement of Seadrill Polaris, enforceable against Seadrill Polaris, in accordance with its terms, and to the knowledge of Seadrill, each of the Transferred Subsidiary Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(q)    Seadrill Polaris has fulfilled all material obligations required pursuant to the Transferred Subsidiary Contracts to have been performed by it prior to the date hereof and has not waived any material rights thereunder;
(r)    There has not occurred any material default on the part of Seadrill Polaris under any Transferred Subsidiary Contracts, or to the knowledge of Seadrill, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of Seadrill Polaris under any of the Transferred Subsidiary Contracts nor, to the knowledge of Seadrill, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Transferred Subsidiary Contracts;
(s)    Seadrill Polaris now has, and at the Closing Date will have, good and marketable title to the West Polaris and its equipment, free and clear of any and all Encumbrances, other than applicable securities laws and those arising under the Rig Financing Agreements and permitted encumbrances under the Rig Financing Agreements. As of the date hereof, there is approximately $336.0 million of borrowings outstanding under the West Polaris Credit Facility;
(t)    There is no action, suit or proceeding to which Seadrill Polaris is a party (either as a plaintiff or defendant), or to which the West Polaris is subject, pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against Seadrill Polaris or the West Polaris; and, to the best knowledge of Seadrill, there is no basis for any such action, suit or proceeding;
(u)    Seadrill Polaris has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets or properties;
(v)    There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seadrill Polaris to take any action of any kind with respect to its business, assets or properties;
(w)    Seadrill Polaris is not indebted, directly or indirectly, to any person who is an officer, director, shareholder or employee of Seadrill Polaris or any spouse, child, or other relative or any affiliate thereof, nor shall any such officer, director, shareholder, employee, relative or affiliate be indebted to Seadrill Polaris;
(x)    Seadrill will cause Seadrill Polaris to timely elect to be classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service. This election has been or will be made with an effective date prior to the transaction described in Section 2.1. Once this election has been made, neither Seadrill nor Seadrill Polaris will take any action to change the U.S. federal income tax classification of Seadrill Polaris from that provided in the election described above;

(y)    Seadrill Polaris has no employees. All crew members with respect to the West Polaris are provided directly or indirectly by subsidiaries of Seadrill pursuant to services agreements with Seadrill Polaris;
(z)    A list of the insurance policies relating to the West Polaris are set forth on Schedule A hereto, each of which is in full force and effect and, to the knowledge of Seadrill, not subject to being voided or terminated for any reason;
(aa)    The West Polaris (i) is adequate and suitable for use by Seadrill Polaris in its business as presently conducted by it in all material respects, ordinary wear and tear excepted; (ii) is in good running order and repair; (iii) is in compliance with applicable laws and regulations; (iv) is duly registered under the flag set forth opposite its name on Schedule B hereto; (v) is in compliance in all material respects with the requirements of its present class and classification society as set forth opposite such its name on Schedule B hereto and has the highest classification rating; (vi) has class certificates that are clean and valid and free of recommendations or notations as to class or other requirement of the relevant classification society; and (vii) has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good drillship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the West Polaris since its delivery from the shipyard and all known scheduled repairs due to be made and all known deficiencies have been disclosed to Seadrill Operating;
(bb)    The West Polaris is not (i) under arrest or otherwise detained; (ii) other than in the ordinary course of business, in the possession of any Person (other than the West Polaris’ master and crew); or (iii) subject to a possessory lien;
(cc)    No blacklisting or boycotting of any type has been applied or currently exists against, or in respect of, the West Polaris; and
(dd)    There are not outstanding any options or other rights to purchase the West Polaris.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEADRILL OPERATING
Section 4.1    Representations and Warranties. Seadrill Operating hereby represents and warrants to Seadrill as of the date hereof and as of the Closing Date that:
(a)    Seadrill Operating has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite partnership power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to Seadrill Operating and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;
(b)    Seadrill Operating has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seadrill Operating pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part or on its behalf, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(c)    The execution, delivery and performance by Seadrill Operating of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Amended and Restated Agreement of Limited Partnership of Seadrill Operating, dated as of July 21, 2014 (the “Seadrill Operating Partnership Agreement”);

(ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, loan agreement, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; or (iii) any applicable Laws; and
(d)    Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by Seadrill Operating of this Agreement or the consummation by it of the transactions contemplated hereunder.
ARTICLE V

PRE-CLOSING MATTERS
Section 5.1    Covenants of Seadrill Prior to the Closing Date. From the date of this Agreement to the Closing Date, Seadrill shall cause Seadrill Polaris to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. Seadrill shall not permit Seadrill Polaris to enter into any material contracts or other material written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to Seadrill Operating prior to the date of this Agreement, without the prior consent of Seadrill Operating (such consent not to be unreasonably withheld). In addition, Seadrill shall not permit Seadrill Polaris to take any action that would result in any of the conditions to the purchase and sale set forth in Article II not being satisfied. Furthermore, Seadrill hereby agrees and covenants that it:
(a)    shall cooperate with Seadrill Operating and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under each of the Transferred Subsidiary Contracts as a result of the purchase and sale set forth in Article II of this Agreement;
(b)    shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with Seadrill Operating in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from any governmental authority and each other Person that are required to consummate the transactions contemplated under this Agreement;
(c)    shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale set forth in Article II and the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;
(d)    shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the West Polaris Drilling Contract or any other Transferred Subsidiary Contract prior to the Closing Date without the prior written consent of Seadrill Operating, such consent not to be unreasonably withheld or delayed;
(e)    shall not exercise or permit any exercise of any rights or options contained in the West Polaris Drilling Contract, without the prior written consent of Seadrill Operating, not to be unreasonably withheld or delayed;
(f)    shall observe and perform in a timely manner, all of its covenants and obligations under the Transferred Subsidiary Contracts, if any, and in the case of a default by another party thereto, it shall forthwith advise Seadrill Operating of such default and shall, if requested by Seadrill Operating, enforce all of its rights under such Transferred Subsidiary Contracts, as applicable, in respect of such default;
(g)    shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the West Polaris other than in connection with the Rig Financing Agreements; and

(h)    shall permit representatives of Seadrill Operating to make, prior to the Closing Date, at Seadrill Operating’s risk and expense, such searches, surveys, tests and inspections of the West Polaris as the Company may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the West Polaris or interfere with the activities of Seadrill or the customer thereon and that Seadrill Operating shall furnish to Seadrill with evidence that Seadrill Operating has adequate liability insurance in full force and effect.
Section 5.2    Covenant of Seadrill Operating Prior to the Closing Date. Seadrill Operating hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, Seadrill Operating shall, in respect of the purchase and sale to be effected hereunder at the Closing Date, take, or cause to be taken, to the extent not already taken, all necessary limited partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale and the execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereby.
ARTICLE VI

CONDITIONS OF CLOSING
Section 6.1    Conditions of the Parties. The obligation of the Parties to effect the purchase and sale set forth in Article II of this Agreement is subject to the satisfaction (or waiver by each of the Parties) on or prior to the Closing Date of the following conditions:
(a)    Seadrill and Seadrill Polaris, as applicable, shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including with respect to the Transferred Subsidiary Contracts and the Rig Financing Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any Environmental Laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder;
(b)    No legal or regulatory action or proceeding shall be pending or threatened by any governmental authority to enjoin, restrict or prohibit the transactions contemplated hereunder; and
(c)    Seadrill Polaris and Seadrill Management AME Ltd. shall have entered into an Advisory, Technical and Administrative Services Agreement in a form satisfactory to the parties thereto.
Section 6.2    Conditions of Seadrill. The obligations of Seadrill to effect the purchase and sale set forth in Article II of this Agreement are subject to the satisfaction (or waiver by Seadrill) on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Seadrill Operating made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    Seadrill Operating shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the Closing Date; and
(c)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seadrill and its counsel, and Seadrill shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
Section 6.3    Conditions of Seadrill Operating. The obligations of Seadrill Operating to effect the purchase and sale set forth in Article II of this Agreement are subject to the satisfaction (or waiver by Seadrill Operating) on or prior to the Closing Date of the following conditions:

(a)    The representations and warranties of Seadrill as to itself and as to Seadrill Polaris and the West Polaris in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    Each of Seadrill and Seadrill Polaris shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them;
(c)    The results of the searches, surveys, tests and inspections of the West Polaris referred to in Section 5.1(h) of this Agreement are reasonably satisfactory to Seadrill Operating; and
(d)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seadrill Operating and its counsel, and Seadrill Operating shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions, and the taking of all proceedings in connection therewith.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of Seadrill and Seadrill Operating;
(b)    by Seadrill if any of the conditions set forth in Section 6.2 of this Agreement shall have become incapable of fulfillment, and shall not have been waived by Seadrill; or
(c)    by Seadrill Operating if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by Seadrill Operating;
provided, however, that the Party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 7.2    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. An instrument in writing by Seadrill Operating, on the one hand, or Seadrill, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.
ARTICLE VIII

INDEMNIFICATION
Section 8.1    Indemnification by Seadrill. Subject to the provisions of Section 8.2, following the Closing Date, Seadrill shall be liable for, and shall indemnify, defend and hold harmless Seadrill Operating and its officers, directors, employees, agents and representatives (the “Seadrill Operating Indemnitees”) from and against:
(a)    any Losses suffered or incurred by such Seadrill Operating Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of Seadrill in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Seadrill;

(b)    any Covered Environmental Losses relating to Seadrill Polaris or the West Polaris prior to or at the Closing Date (the “Covered Assets”) to the extent that Seadrill is notified by Seadrill Operating of any such Covered Environmental Losses within five (5) years after the Closing Date;
(c)    any Losses (other than Covered Environmental Losses) suffered or incurred by such Seadrill Operating Indemnitees in relation to the West Polaris for periods prior to the Closing;
(d)    all federal, state, foreign and local income tax liabilities attributable to the operation of the Covered Assets prior to the Closing Date, including any such income tax liabilities of Seadrill that may result from the consummation of the transactions contemplated by this Agreement, but excluding any federal, state, foreign and local income taxes reserved on the books of Seadrill Polaris on the Closing Date; and
(e)    any fees, expenses or other payments incurred or owed by Seadrill to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.
Section 8.2    Limitations Regarding Indemnification.
(a)    The aggregate liability of Seadrill under Section 8.1 shall not exceed $450.0 million.
(b)    All obligations of any party to indemnify, hold harmless pursuant to this Agreement, shall apply irrespective of cause and notwithstanding the negligence (whether sole, concurrent, joint, active or passive) or breach of duty (whether statutory, contractual or otherwise), gross negligence or willful misconduct, or the unseaworthiness of any vessel or unairworthiness of any aircraft or is the result of any pre-existing condition, of the indemnified Party or any other entity or party; provided, however, that the following claims and all obligations to pay such claims shall be excluded from the obligations to indemnify and hold harmless hereunder: (i) fines and penalties imposed on any indemnitee up to the amount of $10.0 million; (ii) punitive damages up to the amount of $10.0 million; and (iii) any and all damages cause by a party’s gross negligence or willful misconduct up to the amount of $10.0 million.
Section 8.3    Indemnification by Seadrill Operating. Following the Closing Date, Seadrill Operating shall be liable for, and shall indemnify, defend and hold harmless Seadrill and its officers, directors, employees, agents and representatives (the “Seadrill Indemnitees”) from and against any Losses, suffered or incurred by such Seadrill Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Seadrill Operating in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Seadrill Operating or, to the extent such losses occur after the Closing Date, any Losses arising out of the West Polaris Drilling Contract or any violation or correction of violation of Environmental Laws with regard to the ownership or operation by Seadrill Polaris of the Covered Assets.
ARTICLE IX

FURTHER ASSURANCES
Section 9.1    Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Laws, as may be necessary or appropriate (a) to more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
Section 9.2    Power of Attorney.

(a)    Seadrill Operating hereby constitutes and appoints Georgina Sousa (the “Seadrill Operating Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seadrill Operating and its successors and assigns, and for the benefit of the Seadrill Operating Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of Seadrill Operating and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seadrill Operating for the benefit of the Seadrill Operating Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seadrill Operating Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement (or intended so to be), and (iii) do any and all such acts and things in furtherance of this Agreement as the Seadrill Operating Attorney-in-Fact shall deem advisable. Seadrill Operating hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seadrill Operating or its successors or assigns or by operation of law.
(b)    Seadrill hereby constitutes and appoints Georgina Sousa (the “Seadrill Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seadrill and its successors and assigns, and for the benefit of the Seadrill Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of Seadrill and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seadrill for the benefit of the Seadrill Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seadrill Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, and (iii) do any and all such acts and things in furtherance of this Agreement as the Seadrill Attorney-in-Fact shall deem advisable. Seadrill hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seadrill or its successors or assigns or by operation of law.
(c)    Seadrill Polaris hereby constitutes and appoints Georgina Sousa (the “Seadrill Polaris Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seadrill Polaris and its successors and assigns, and for the benefit of the Seadrill Polaris Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of Seadrill Polaris and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seadrill Polaris for the benefit of the Seadrill Polaris Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seadrill Polaris Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement (or intended so to be), and (iii) do any and all such acts and things in furtherance of this Agreement as the Seadrill Polaris Attorney-in-Fact shall deem advisable. Seadrill Polaris hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seadrill Polaris or its successors or assigns or by operation of law.
ARTICLE X

MISCELLANEOUS

Section 10.1    Survival of Representations and Warranties. The representations and warranties of Seadrill as to itself and as to Seadrill Polaris and the West Polaris contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that Seadrill Operating may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by Seadrill Operating against Seadrill thereafter in respect of such representations and warranties, except for claims that have been asserted by Seadrill Operating prior to the date of this Agreement.
Section 10.2    Headings; References, Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules attached hereto, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non‑limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 10.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 10.4    No Third Party Rights. Other than the rights of indemnification provided to Seadrill Operating’s withholding agents pursuant to Section 2.6, the provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.
Section 10.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 10.6    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 10.7     Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.
Section 10.8    Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.
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IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.
SEADRILL LIMITED

By:    /s/ Jon Olav Østhus
Name:    Jon Olav Østhus
Title:    Attorney

SEADRILL OPERATING LP

By: SEADRILL OPERATING GP LLC, its general partner

By:    /s/ David S. Sneddon
Name:    David S. Sneddon
Title:    Chief Accounting Officer

SEADRILL POLARIS LTD.

By:    /s/ Jon Olav Østhus
Name:    Jon Olav Østhus
Title:    Director

SIGNATURE PAGE
TO
PURCHASE AND SALE AGREEMENT

SCHEDULE A
INSURANCE POLICIES

TYPE	INSURER	POLICY NUMBER	EFFECTIVE DATE (S)
Hull & Machinery, Hull Interest and Freight Interest	Marsh	21933/15	July 1, 2015 to June 30, 2016
Hull & Machinery, Hull Interest and Freight Interest	Lloyd & Partners	BM1509125/BM150930	July 1, 2015 to June 30, 2016
War Risk	DNK	2015 11890 11 1	January 1, 2015 to December 31, 2015
P&I / CGL	Gard P&I (Bermuda) Ltd	308.689	February 20, 2015 to February 19, 2016
Bunker Oil Pollution Damage	Gard P&I (Bermuda) Ltd	B 45626	February 20, 2015 to February 19, 2016

SCHEDULE A TO
PURCHASE AND SALE AGREEMENT

SCHEDULE B

VESSEL REGISTRATION AND CLASSIFICATION

Rig Name	Registered Flag	Classification Society
West Polaris	Panama	American Bureau of Shipping

SCHEDULE B TO
PURCHASE AND SALE AGREEMENT

EXHIBIT A
FORM OF SEADRILL OPERATING LP NOTE

PROMISSORY NOTE
(GUARANTEED)
June [__], 2015

FOR VALUE RECEIVED, the undersigned, SEADRILL OPERATING LP, a Marshall Islands limited partnership (the “Issuer”), hereby promises to pay to SEADRILL LIMITED, a Bermuda company (the “Holder”), at the Payment Office (as defined below) on the Final Maturity Date (as defined below), the then outstanding Principal Amount (as defined below), in accordance with the terms and provisions hereinafter set forth.

This promissory note (“this Note”) is the Seadrill Operating Note referred to in the PSA (as defined below). The terms and provisions of this Note are as follows:

Article I
DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions.
The following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Average Effective Differential” has the meaning provided in Section 2.4(b).
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Note, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capitalized Principal Amount” means, as of any date, the sum of (i) the Principal Amount deemed in effect for such date plus (ii) the aggregate amount of all additions to the Principal Amount representing accrued interest deemed made prior to such date pursuant to Section 2.6(a)(i).
“Commissions” means all payments to Grupo Simples Oil Ltda. in connection with the Existing Drilling Contract or any Replacement Drilling Contract and all similar payments to any other Person in its role as an agent or local representative in connection with the Existing Drilling Contract or any Replacement Drilling Contract.
“Daily Effective Differential” means, for each day during the Determination Period, the result (which may be a negative number) obtained by multiplying the Daily Rate Differential for such day by the Economic Utilization for such day.
“Daily Rate Differential” means, for each day during the Determination Period, the result (which may be a negative number) obtained by subtracting the contractual dayrate applicable on such date under the Replacement Drilling Contract (if any) in effect on such day (after deducting from such dayrate any applicable Commissions calculated on a per day basis) from $450,000, provided that if no Replacement Drilling Contract is in effect on such day the Daily Rate Differential for such day shall be deemed to be $450,000.

1

“Default” means any of the events specified in Article V, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Margin” shall mean 2% per annum.

“Determination Period” means the three year period beginning on the earlier of (i) the day that is thirty (30) days after Existing Drilling Contract Termination Date and (ii) the first day after the Existing Drilling Contract Termination Date on which a Replacement Drilling Contract is in effect, provided that in the case of an acceleration of this Note pursuant to Section 5.1, the Determination Period shall be deemed to end on the date this Note is paid in full after the date of such acceleration.
“Dollars” and “$” shall mean the lawful currency of the United States of America.
“Economic Utilization” means, for each day during the Determination Period, the percentage (ranging from zero to 100) of the contractual dayrate applicable on such date under the Replacement Drilling Contract (if any) in effect on such day (after deducting from such dayrate any applicable Commissions calculated on a per day basis) that is actually earned and received by Seadrill Polaris, provided that (i) if no Replacement Drilling Contract is in effect on such day the Economic Utilization for such day shall be deemed to be 100% and (ii) if a partial loss of the West Polaris has occurred, for any day thereafter for which Seadrill Polaris does not receive any portion of the contractual day rate as a result of such loss (after taking into account deductions from such dayrate for applicable Commissions), the Economic Utilization for such day shall be deemed to be 100%.
“Event of Default” shall mean any of the events specified in Article V, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Taxes” shall mean, with respect to the Holder, taxes imposed on or measured by its overall net income, franchise taxes, and any branch profits or similar tax imposed on it by any jurisdiction.
“Existing Drilling Contract” means that certain contract for offshore drilling services to which the drillship West Polaris is subject, dated January 10, 2007, between Seadrill Offshore AS and Esso Exploration Inc., as amended by Amendments No. 1 through No. 12 thereto, as assigned to ExxonMobil Deepwater Rig BV, and as novated to Seadrill Polaris, as such contract may be amended, supplemented or otherwise modified from time to time after the date of this Note, provided that the Existing Drilling Contract shall be deemed to be a Replacement Drilling Contract (and to no longer be the Existing Drilling Contract) if any amendment, supplement, modification, or amendment and restatement thereof renews such contract for an additional term or extends the term of such contract beyond the Existing Drilling Contract Termination Date with such deeming to be effective as of the first day of such renewal or additional term.
“Existing Drilling Contract Termination Date” means the date on which the Existing Drilling Contract (without giving effect to any amendment, supplement, modification, or amendment and restatement thereof that renews such contract for an additional term or extends the term of such contract beyond the Existing Drilling Contract Termination Date in effect on the date of this Note) terminates or expires in accordance with its terms.
“Final Maturity Date” means the earliest of (i) the last day of the Determination Period, (ii) the date this Note is paid in full or prepaid in full and (iii) the date this Note is accelerated in accordance with Article V.
“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement,

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counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith.
“Guaranty” means the Guaranty, dated as of the date hereof, in the form of Exhibit A to this Note, made by the Guarantor in favor of the Holder pursuant to which the Guarantor guarantees on the terms set forth therein that percentage of the obligations of the Issuer under this Note equal to the Guarantor’s percentage ownership interest in the Issuer at the time the Guaranty is called upon.
“Guarantor” means Seadrill Partners LLC, a Marshall Islands limited liability company.
“Hedge Agreements” shall mean all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Issuer or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Holder” shall have the meaning assigned to such term in the opening paragraph of this Note.
“Holder Indemnitee” shall mean the Holder and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to the Holder.
“Indebtedness” shall mean of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or Holder under such agreement in the event of default are limited to repossession or sale of such property or assets), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of such Person in respect of Hedge Agreements.
“Interest Rate” means 6.5% per annum.
“Issuer” shall have the meaning assigned to such term in the opening paragraph of this Note.
“Issuer Affiliate” shall mean the Issuer and each Subsidiary thereof.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

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“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Issuer and its Subsidiaries taken as a whole, (b) the ability of the Issuer to perform its obligations under this Note, or (c) the ability of the Holder to enforce this Note.

“Note” shall have the meaning assigned to such term in the second paragraph of this Note.
“Obligations” shall mean, with respect to the Issuer, the unpaid amounts in respect of this Note and all other obligations and liabilities of the Issuer to the Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Note.
“Partial Prepayment Amount” shall have the meaning assigned to such term in Section 2.3(b).
“Payment Office” shall mean the office of the Holder located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda, or such other location as to which the Holder shall have given written notice to the Issuer.
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Principal Amount” shall mean $50,000,000 or such other amount as shall be (i) determined from time to time prior to the Final Maturity Date as a result of partial prepayments of the principal of this Note made pursuant to Section 2.3(b) and (ii) determined on the Final Maturity Date (or, if later, the date this Note is paid in full) in accordance with the calculations detailed in Section 2.4
“PSA” means the Purchase and Sale Agreement, dated as of June 16, 2015, by and among the Holder, the Issuer, and Seadrill Polaris, providing for, among other things, the purchase of the Purchased Equity by the Issuer from the Holder.
“Purchased Equity” means all of the equity interests in Seadrill Polaris.
“Purchase Price” shall have the meaning assigned to such term in the PSA.
“Quarterly Date” means the last day of each March, June, September and December occurring after the date of this Note.

“Quarterly Period” shall mean, (a) initially, the period commencing on the date of this Note and ending on the first Quarterly Date occurring thereafter; and (b) thereafter, each period commencing on the last day of the immediately preceding Quarterly Period and ending on the next succeeding Quarterly Date, or, if sooner, the Final Maturity Date.

“Replacement Drilling Contract” means each contract for offshore drilling services to which the drillship West Polaris is subject entered into after the Existing Drilling Contract Termination Date, as each such contract may be amended, supplemented or otherwise modified from time to time after the date of this Note. The Existing Drilling Contract shall be deemed to be a Replacement Drilling Contract if any amendment, supplement, modification, or amendment and restatement thereof renews such contract for an additional term or extends the term of such contract beyond the Existing Drilling Contract Termination Date in effect on the date of this Note with such deeming of the Existing Drilling Contract as a Replacement Drilling Contract to be effective as of the first day of such renewal or additional term.
“Seadrill Polaris” means Seadrill Polaris Ltd., a Bermuda exempted company.
“Subsidiary” shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the

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management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, provided that “Taxes” shall not include Excluded Taxes.
“Total Reduction Amount” means the result obtained by multiplying the Average Effective Differential by the number of days in the Determination Period. For the avoidance of doubt, if the Average Effective Differential is less than or equal to zero then the Total Reduction Amount shall be deemed to be zero.
Section 1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Note shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.
(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Note shall refer to this Note as a whole and not to any particular provision of this Note, and Section, Schedule and Exhibit references are to this Note unless otherwise specified.
(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)    The term “Holder” shall include, without limitation, its successors.
Section 1.3    Accounting Terms and Principles.
Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.
ARTICLE II
FINANCIAL TERMS
Section 2.1    Issue.
This Note is issued by the Issuer on the date hereof in satisfaction of a portion of the Purchase Price payable under the PSA on the date hereof. This Note evidences the Principal Amount (as such amount shall be determined pursuant to the terms of this Note) that will be due and payable hereunder.
Section 2.2    Payment on Final Maturity Date.
On the Final Maturity Date, the Issuer shall pay the then outstanding Principal Amount together with all accrued and unpaid interest (calculated in accordance with Section 2.6 as of the Final Maturity Date or, if later, the date this Note is paid in full), and all other sums, if any, then owing or accrued under this Note.
Section 2.3    Prepayment.
(a)    Voluntary Prepayment in Full. The Issuer may, by giving not less than seven (7) Business Day’s (or such shorter time as the Holder may agree) prior written notice to the Holder specifying that this Note is to be paid in full and the date of such payment, prepay this Note in full on such specified date by paying on such date an amount equal to the unpaid Principal Amount (determined at such time by the Holder and the Issuer in accordance with the next two sentences), together with all accrued and unpaid interest (calculated in accordance with Section 2.6 as of the date this Note is paid in full), and other sums, if any, then owing or accrued under this Note with respect to such principal

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amount. During the period after the Issuer delivers such notice of prepayment to the Holder and prior to the prepayment date specified in such prepayment notice, the Issuer and the Holder shall negotiate in good faith to determine the Principal Amount for this Note. In determining such Principal Amount the Holder and the Issuer shall take into account (i) the market conditions for day rates for rigs comparable to the West Polaris at the time of such prepayment, (ii) reasonable estimates as to the market conditions for day rates for rigs comparable to the West Polaris that would reasonably be expected to prevail over the unused portion of the three year Determination Period, (iii) the amount of previous prepayments of this Note, and (iv) the methodology otherwise employed in Section 2.4 of this Note for adjusting the Principal Amount to reflect variations in contractual day rates. Once the Principal Amount is determined as set forth above, the Issuer shall prepay this Note in full together with such other amounts as provided in the first sentence of this Section 2.3(a).
(b)     Voluntary Prepayment in Part. The Issuer may, by giving not less than seven (7) Business Day’s (or such shorter time as the Holder may agree) prior written notice to the Holder specifying the principal amount of this Note to be prepaid (the “Partial Prepayment Amount”) and the date of such prepayment, prepay this Note on such specified date by paying on such date the Partial Prepayment Amount. During the period after the Issuer delivers such notice of prepayment to the Holder and prior to the prepayment date specified in such prepayment notice, the Issuer and the Holder shall negotiate in good faith to determine the Principal Amount for this Note (as if the full amount of this Note was to be prepaid at such time). In determining such Principal Amount the Holder and the Issuer shall take into account (i) the market conditions for day rates for rigs comparable to the West Polaris at the time of such prepayment, (ii) reasonable estimates as to the market conditions for day rates for rigs comparable to the West Polaris that would reasonably be expected to prevail over the unused portion of the three year Determination Period, (iii) the amount of previous prepayments of this Note, and (iv) the methodology otherwise employed in Section 2.4 of this Note for adjusting the Principal Amount to reflect variations in contractual day rates. Once the Principal Amount is determined as set forth above, the Issuer shall pay the Partial Prepayment Amount, and the Principal Amount for all purposes thereafter shall be deemed to be the Principal Amount as so determined less the Partial Prepayment Amount (subject to any subsequent adjustments in such Principal Amount made in accordance with the terms of this Note including Section 2.4).
(c)    Mandatory Prepayment in Full. Promptly after the Issuer becomes aware that Seadrill Polaris has received compensation from (i) the sale or other disposition of the West Polaris or (ii) a total loss of the West Polaris, the Issuer shall provide the Holder with a written prepayment notice specifying the amount of such compensation received by the Issuer, the date on which such compensation was received, and the date on which the Issuer will prepay this Note in full (which prepayment date shall be no less than seven (7) Business Days and no more than ten (10) Business Days after the Issuer delivers such prepayment notice). During the period after the Issuer delivers such notice of prepayment to the Holder and prior to the prepayment date specified in such prepayment notice, the Issuer and the Holder shall negotiate in good faith to determine an agreed Principal Amount for this Note to be prepaid on the specified prepayment date. In determining this amount, the parties shall consider (i) the market conditions for day rates in existence at the time of the sale, disposition or loss, (ii) reasonable estimates as to the future market conditions for day rates for rigs comparable to the West Polaris, and (iii) the amount actually received by Seadrill Polaris as compensation. Once the Principal Amount is determined as set forth above, the Issuer shall prepay this Note in full on such specified date by paying on such date an amount equal to the unpaid Principal Amount (determined above), together with all accrued and unpaid interest (calculated in accordance with Section 2.6 as of the date this Note is actually paid in full), and other sums, if any, then owing or accrued under this Note with respect to such principal amount.
Section 2.4    Calculation of Principal Amount.
On the Final Maturity Date (or, if later, the date this Note is paid in full) and immediately prior to giving effect to any payment of this Note required to be made on such date, the Principal Amount shall be calculated as follows:
(a)    For each day during the Determination Period, the Daily Rate Differential, the Economic Utilization, and the Daily Effective Differential shall be determined for such day in accordance with the definitions of such terms.
(b)     After the Daily Rate Differential, the Economic Utilization, and the Daily Effective Differential have been calculated for each day during the Determination Period as provided in clause (a) above, the average effective

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differential (the “Average Effective Differential”) for the Determination Period shall be calculated by dividing (i) the sum of the Daily Effective Differentials for each day during the Determination Period (which sum, for the avoidance of doubt, shall reflect reductions for any such Daily Effective Differential that is a negative number) by (ii) the total number of days occurring during the Determination Period.
(c)    If the Average Effective Differential calculated as provided in clause (b) above is greater than zero, the Total Reduction Amount shall be determined and the Principal Amount of this Note shall be deemed reduced at such time by the Total Reduction Amount (with such reduction deemed effective from the date of this Note). If the Average Effective Differential is less than or equal to zero then the Total Reduction Amount shall be deemed to be zero and the Principal Amount of this Note shall not be reduced.
Section 2.5    Cancellation of Note.
If this Note is fully paid or prepaid, it shall be immediately cancelled.
Section 2.6    Interest.
(a)    The aggregate accrued and unpaid interest on this Note shall be calculated retrospectively on the Final Maturity Date (or, if later, the date on which this Note is paid in full) as follows:
(i)    For each Quarterly Period that occurred during the period that commenced on the date of this Note and ended on the Final Maturity Date (or, if later, the date this Note was actually paid in full), interest shall be deemed to have accrued on the Capitalized Principal Amount deemed in effect on the first day of such Quarterly Period at a rate equal to the sum of (i) the Interest Rate plus (ii) for each day during such Quarterly Period that an Event of Default has occurred and is continuing or during which this Note has been accelerated in accordance with Article VI, the Default Margin, and such accrued interest shall be deemed to be added to such Capitalized Principal Amount on the first day of the next succeeding Quarterly Period, provided that if a partial prepayment of this Note in accordance with Section 2.3(b) shall have occurred during any such Quarterly Period, the calculation of the interest accrued during such Quarterly Period shall be appropriately adjusted for such Quarterly Period to reflect the amount and date of such prepayment.
(ii)    The aggregate amount of interest accrued on this Note shall be the sum of the amounts of accrued interest determined for each Quarterly Period pursuant to clause (i) above.
(b)    All computations of interest shall be made by the Holder on the basis of a year of 360 days.
(c)    Each determination by the Holder of interest amounts hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.
Section 2.7    Payments Generally.
(a)    All payments by the Issuer to the Holder hereunder shall be made to the Holder at the Payment Office in immediately available funds without setoff or counterclaim.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.
(b)    All payments hereunder shall be made in Dollars. If any sum due from the Issuer under this Note or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Issuer, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Issuer shall indemnify and hold harmless the Holder from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Holder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment,

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claim or proof. The obligations to pay the amounts contemplated by this Section 2.7 shall be independent of and in addition to the other obligations of the Issuer hereunder.
Section 2.8    Taxes.
Any and all payments by the Issuer under this Note shall be made free and clear of and without deduction for any and all present or future Taxes. If any Taxes shall be required by law to be deducted from or in respect of any sum payable under this Note to the Holder, then the Issuer shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Issuer shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Taxes applicable to additional sums payable under this Section) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce the Holder to accept this Note, the Issuer represents and warrants to the Holder on the date hereof that:
Section 3.1    Corporate Existence; Compliance with Law.
The Issuer and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the limited partnership, limited liability company, corporate or other power and authority, and the legal right, to own and operate its property and assets, to lease the property and assets it operates as lessee and to conduct the business in which it is currently engaged, and (c) is in compliance with all requirements of applicable law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2    Power; Authorization; Enforceable Obligations.
(d)    The Issuer has the power and authority, and the legal right, to make, deliver and perform this Note. The Issuer has taken all necessary action to authorize the execution, delivery and performance of this Note.
(e)    No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Issuer in connection with (i) the issuance of this Note, (ii) the execution, delivery, validity or enforceability of this Note, or (iii) the performance of this Note, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.
(f)    This Note has been duly executed and delivered on behalf of the Issuer.
(g)    This Note constitutes the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.3    No Legal Bar.
The execution, delivery and performance of this Note by the Issuer and the use of the proceeds of this Note will not violate any applicable law or any material agreement of the Issuer and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of applicable law or any such agreement.

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Section 3.4    No Material Litigation.
No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Issuer, threatened by or against the Issuer or any Issuer Affiliate, or against any of its or their respective properties or revenues (a) with respect to this Note or any of the transactions contemplated hereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
Section 3.5    No Default.
No Default or Event of Default has occurred and is continuing.
ARTICLE IV
COVENANTS
Section 4.1    Delivery of Financial Information.
The Issuer will deliver to the Holder such financial or other information in respect of its business and financial status as the Holder may reasonably request including, but not limited to, copies of its unaudited quarterly financial statements and of its audited annual financial statements.
Section 4.2    Notice of Default.
The Issuer shall give notice to the Holder of the occurrence of any Default or Event of Default within five (5) Business Days after the Issuer knows or has reason to know thereof.
Section 4.3    Conduct of Business and Maintenance of Existence, etc.
The Issuer will (a) (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all agreements and requirements of applicable law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
ARTICLE V
EVENTS OF DEFAULT
Section 5.1    Events of Default.
If any of the following events shall occur and be continuing:
(d)    The Issuer shall fail to pay the principal of this Note on the Final Maturity Date or on any other date when it becomes due in accordance with the terms hereof; or the Issuer shall fail to pay any interest on this Note, or any other amount payable hereunder, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(e)    Any representation or warranty made or deemed made by the Issuer herein or by the Guarantor in the Guaranty or that is contained in any certificate, document or financial or other statement furnished by the Issuer or Guarantor at any time under or in connection with this Note or the Guaranty shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
(f)    The Issuer or the Guarantor shall default in the observance or performance of any other agreement contained in this Note or the Guaranty to be performed by it (other than as provided in clause (a) of this Section 5.1), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which an officer

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of the Issuer or the Guarantor, as applicable, becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to the Issuer or the Guarantor, as applicable, by the Holder; or
(g)    (i) The Issuer, any Issuer Affiliate, or the Guarantor shall fail to make any payment on any Indebtedness (other than the Obligations) of the Issuer, any such Issuer Affiliate or the Guarantor or on any Guarantee Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $25,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and the effect of such failure is to accelerate the maturity of such Indebtedness, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness, (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness or (iv) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(h)    (i) The Issuer or the Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Issuer shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Issuer or the Guarantor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Issuer or the Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Issuer or the Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Issuer or the Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (e) above, (i) the Principal Amount (calculated in accordance with Section 2.4 as of the date this Note is paid in full), all accrued and unpaid interest (calculated in accordance with Section 2.6 as of the date this Note is paid in full), and all other amounts owing under this Note shall immediately become due and payable, and (B) if such event is any other Event of Default, the Holder may, by notice to the Issuer, declare the Principal Amount (calculated in accordance with Section 2.4 as of the date this Note is paid in full), accrued interest (calculated in accordance with Section 2.6 as of the date this Note is paid in full), and all other amounts owing under this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Notices.
All notices, demands, requests, consents and other communications provided for in this Note shall be given in writing, and addressed to the party to be notified as follows:

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To the Issuer:	Seadrill Operating LP Building 11, 2nd Floor Chiswick Business Park 566 Chiswick High Road London W4 6YS United Kingdom Attn: Mr. Graham Robjohns
To the Holder:	Seadrill Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM08 Bermuda Attn: Georgina Sousa, Secretary

Either party hereto may change its address, telephone number or facsimile number for notices and other communications hereunder by notice to the other party.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.
Section 6.2    Waiver; Amendments.
No amendment or waiver of any provision of this Note nor consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Holder and (y) in the case of any other amendment, by the Holder and the Issuer, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 6.3    Expenses; Indemnification.
(c)    The Issuer shall be obligated to pay all out-of-pocket costs and expenses (including, without limitation, but limited to the reasonable fees, charges and disbursements of outside counsel for the Holder) incurred by the Holder in connection with the enforcement or protection of its rights in connection with this Note, including its rights under this Section 6.3, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Note.
(d)    The Issuer shall indemnify each Holder Indemnitee against, and hold each Holder Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Holder Indemnitee) incurred by any Holder Indemnitee or asserted against any Holder Indemnitee by any third party or by the Issuer arising out of, in connection with, or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or under this Note or the consummation of the transactions contemplated hereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer, and regardless of whether any Holder Indemnitee is a party thereto, provided that such indemnity shall not, as to any Holder Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or willful misconduct of such Holder Indemnitee or (y) result from a claim brought by the Issuer against any Holder Indemnitee for breach in bad faith of such Holder Indemnitee’s obligations hereunder, if the Issuer has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.
(e)    The Issuer shall pay, and hold the Holder harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Note, any collateral described herein, or any payments

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due hereunder, and save the Holder harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(f)    To the extent permitted by applicable law, each party shall not assert, and hereby waives, any claim against any Holder Indemnitee or the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Note or any agreement or instrument contemplated hereby, the transactions contemplated therein, or the use of proceeds thereof.
(g)    All amounts due under this Section 6.3 shall be payable promptly after written demand therefor.
Section 6.4    Successors and Assigns.
The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder, and the Holder may not assign or otherwise transfer any of its rights or obligations hereunder or under this Note without the prior written consent of the Issuer.  Any other attempted assignment or transfer by any party hereto shall be null and void.  Nothing in this Note, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, each Holder Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Note.
Section 6.5    Governing Law.
This Note and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
Section 6.6    Survival.
All covenants, agreements, representations and warranties made by the Issuer in this Note and in the certificates or other instruments delivered in connection with or pursuant to this Note shall be considered to have been relied upon by the Holder and shall survive the execution and delivery of this Note.  The provisions of Section 6.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of this Note, or the termination of this Note or any provision hereof.
Section 6.7    Severability.
Any provision of this Note held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 6.8    Acceptance.
By its acceptance of this Note, the Holder agrees to be bound by the terms and provisions of this Note applicable to it.

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Section 6.9    Maximum Interest.
Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law ("maximum rate"). If the Holder shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the Principal Amount or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged or received by the Holder exceeds the maximum rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the day and year first above written.

SEADRILL OPERATING LP, as Issuer By: Seadrill Operating GP LLC, as general partner
By:	____________________________________
Name:
Title:

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Exhibit A
Form of Guaranty

15

GUARANTY

GUARANTY, dated as of June [__], 2015 (this “Guaranty”), by SEADRILL PARTNERS LLC, a Marshall Islands limited liability company (the “Guarantor”) in favor of SEADRILL LIMITED (the “Holder”).
W I T N E S S E T H:
WHEREAS, Seadrill Operating LP, a Marshall Islands limited partnership (the “Issuer”), has issued a $50 million promissory note, dated the date hereof (as amended, supplemented or otherwise modified from time to time after the date hereof, the “Note”),
WHEREAS, terms defined in the Note and used herein shall have the meanings herein as therein defined unless otherwise defined herein;
WHEREAS, the Note was issued by the Issuer in satisfaction of a portion of the Purchase Price of the Purchased Equity under the PSA (as defined in the Note);
WHEREAS, the Guarantor will receive substantial direct and indirect benefits as a result of the purchase of the Purchased Equity contemplated by the Note; and
WHEREAS, in connection with the issuance of the Note, the Guarantor is required to have executed and delivered this Guaranty for the benefit of the Holder;
NOW THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 2.Guaranty
(a)    The Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due and in the currency due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or the Note of the Guarantor’s Allocated Portion of all principal, interest (including all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Issuer at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), expenses, indemnities or other amounts required to be paid by Issuer under the Note (the “Obligations”), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the Issuer, whether now or hereafter existing, and whether due or to become due. This Guaranty constitutes a guaranty of payment and not of collection.
(b)    The Guarantor further agrees that, if any payment made by the Issuer or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, the Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guaranty shall have been cancelled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment.
(c)    For purposes of this Guaranty, the “Guarantor’s Allocated Portion” is that percentage of the obligations of the Issuer under this Note equal to the Guarantor’s percentage ownership interest in the Issuer as of the date this Guaranty is called upon by the Holder. Notwithstanding anything to the contrary contained herein, the Guarantor’s liability hereunder shall be limited to the Guarantor’s Allocated Portion of the Obligations and all amounts payable by the Guarantor under Section 15.

Section 3.    Authorization; Other Agreements
The Holder is hereby authorized, without notice to, or demand upon, the Guarantor, which notice and demand requirements are expressly waived hereby, and without discharging or otherwise affecting the obligations of the Guarantor hereunder, from time to time, to do each of the following:
(a)    supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Obligations, or any part of them, or otherwise modify, amend or change the terms of the Note, including any increase or decrease of principal or the rate of interest thereon;
(b)    waive or otherwise consent to noncompliance with any provision of the Note or any other instrument evidencing the Obligations, or any part thereof;
(c)    accept partial payments on the Obligations;
(d)    receive, take and hold security or collateral for the payment of the Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such security or collateral;
(e)    settle, release, compromise, collect or otherwise liquidate the Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Obligations or any part of them or any other guaranty therefor, in any manner;
(f)    add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations or any part of them and otherwise deal with the Issuer or any other guarantor, maker or endorser;
(g)    apply to the Obligations any payment or recovery (x) from the Issuer, from any other guarantor, maker or endorser of the Obligations or any part of them or (y) from the Guarantor in such order as provided herein, in each case whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; or
(h)    refund (to the extent legally obligated to do so) at any time any payment received by the Holder in respect of any Obligation, and payment to the Holder of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor hereunder in respect of the amount so refunded;
even if any right of reimbursement or subrogation or other right or remedy of the Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non‑judicial or other proceeding in respect of the Obligations that impairs any subrogation, reimbursement or other right of the Guarantor).
Section 4.    Guaranty Absolute and Unconditional
The Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:
(a)    the invalidity or unenforceability of any of the Issuer’ obligations under the Note or any other agreement or instrument relating thereto, or any other guaranty of the Obligations or any part of them;

(b)    the absence of any attempt to collect the Obligations or any part of them from the Issuer or other action to enforce the same;
(c)    the disallowance in any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding (“Bankruptcy Proceeding”) of all or any portion of the Holder’s claim (or claims) for payment of the Obligations;
(d)    any Bankruptcy Proceeding commenced by or against the Issuer, the Guarantor or any of their respective subsidiaries, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;
(e)    failure by the Holder to file or enforce a claim against the Issuer or its estate in any Bankruptcy Proceeding;
(f)    any action taken by the Holder if such action is authorized hereby or by the Note;
(g)    any change in the corporate existence, structure, or ownership of the Issuer;
(h)    any defense, set-off or counterclaim (other than a defense of payment) which may at any time be available to or be asserted by the Guarantor or any other person against the Holder;
(i)    any requirement of law affecting any term of the Guarantor’s obligations under this Guaranty; or
(j)    any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Obligations.
Section 5.    Waivers
The Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Issuer. The Guarantor shall not, until the Obligations are irrevocably paid in full, assert any claim or counterclaim it may have against the Issuer or set off any of its obligations to the Issuer against any obligations of the Issuer to it.
Section 6.    Reliance
The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Issuer and any endorser and other guarantor of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and the Guarantor hereby agrees that the Holder shall not have any duty to advise the Guarantor of information known to it regarding such condition or any such circumstances.
Section 7.    Waiver of Subrogation and Contribution Rights
Until the Obligations have been irrevocably paid in full, the Guarantor shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Holder or any part of them against the Issuer or any right of reimbursement or contribution or similar right against the Issuer by reason of this Guaranty or by any payment made by the Guarantor in respect of the Obligations.
Section 8.    Default; Remedies
The obligations of the Guarantor hereunder are independent of and separate from the Obligations. If any Obligation is not paid when due, or upon any Event of Default, the Holder may, at its sole election, proceed directly and at once, without notice, against the Guarantor to collect and recover the full amount or any portion of the Obligations then due, without first proceeding against the Issuer or any other guarantor of the Obligations, or joining the Issuer or any other guarantor in any proceeding against the Guarantor.
Section 9.    Irrevocability
This Guaranty shall be irrevocable as to the Obligations (or any part thereof) until all monetary Obligations then outstanding have been irrevocably repaid in cash, at which time this Guaranty shall automatically be cancelled. Upon such cancellation and at the written request of the Guarantor or its successors or assigns, and at the cost and expense of the Guarantor or its successors or assigns, the Holder shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty.
Section 10.    No Marshalling
The Guarantor consents and agrees that neither the Holder nor any Person acting for or on behalf of the Holder shall be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Obligations.
Section 11.    Representations and Warranties
(a)    Corporate Existence; Compliance with Law. The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b)    Power; Authorization; Execution. The Guarantor has the power and authority, and the legal right, to make, deliver and perform this Guaranty. The Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered on behalf of the Issuer.
(c)    No Consents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by the Issuer in connection with (i) the execution, delivery, validity or enforceability of this Guaranty, or (iii) the performance of this Guaranty, except, in each case, for routine consents, authorizations, filings and notices required to be made in the ordinary course of business.
(d)    Enforceability. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(e)    No Legal Bar. The execution, delivery and performance of this Guaranty by the Guarantor will not violate any applicable law or any material agreement of the Guarantor and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of applicable law or any such agreement.
Section 12.    Enforcement; Waivers; Amendments
(a)    No delay on the part of the Holder in the exercise of any right or remedy arising under this Guaranty or the Note or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof.
(b)    None of the terms or provisions of this Guaranty may be waived, amended, supplemented or modified except with the prior written consent of the Holder and the Guarantor.
Section 13.    Successors and Assigns

This Guaranty shall be binding upon the Guarantor and upon the successors and assigns of the Guarantor and shall inure to the benefit of the Holder and its successors and assigns; all references herein to the Issuer and to the Guarantor shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantor and the Issuer shall include, without limitation, their respective receivers, trustees and debtors‑in‑possession. All references to the singular shall be deemed to include the plural where the context so requires.
Section 14.    Governing Law
This Guaranty, the rights and obligations of the parties hereto and all claims and causes of action arising out of this Guaranty shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
Section 15.    Notices
All notices, demands, requests, consents and other communications provided for in this Note shall be given in writing, and addressed to the party to be notified as follows:

To the Guarantor:	Seadrill Partners LLC Building 11, 2nd Floor Chiswick Business Park 566 Chiswick High Road London W4 6YS United Kingdom Attn: Mr. Graham Robjohns
To the Holder:	Seadrill Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM08 Bermuda Attn: Georgina Sousa, Secretary

Either party hereto may change its address, telephone number or facsimile number for notices and other communications hereunder by notice to the other party.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.
Section 16.    Severability
Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
Section 17.    Costs and Expenses
The Guarantor agrees to pay or reimburse the Holder upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Holder in enforcing this Guaranty against the Guarantor or any security therefor or exercising or enforcing any other right or remedy available in connection herewith or therewith.

Section 18.    Entire Agreement
This Guaranty, taken together with all of the other documents executed and delivered by the Guarantor in connection with the Note, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.
Section 19.    Counterparts
This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by telecopy or other electronic transmission), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantor as of the day and year first set forth above.
SEADRILL PARTNERS LLC

By:	Name: Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:
SEADRILL LIMITED
By:
Name:
Title: